CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Exchange Traded Access Securities (E-TRACS)	$200,000,000	(1)(2)
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Registration fee of $7,130.00 with respect to the original securities of $100,000,000 principal amount was previously paid as of March 31, 2010. Additional registration fee of $7,130.00 with respect to the reopened securities of $100,000,000 principal amount was previously paid as of July 2, 2010.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156695

Amendment No. 4 dated October 13, 2010* to PROSPECTUS SUPPLEMENT dated March 31, 2010 (To Prospectus dated January 13, 2009)

UBS AG Exchange Traded Access Securities (E-TRACS)
Linked to the Alerian MLP Infrastructure Index due April 2, 2040

UBS AG $200,000,000 E-TRACS

The UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Alerian MLP Infrastructure Index (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to potential price appreciation in the Alerian MLP Infrastructure Index (the “Index”), subject to an Accrued Tracking Fee (as described below) based on a Quarterly Tracking Fee of 0.2125% (equivalent to 0.85% per annum). Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption or upon exercise by UBS of its call right if the level of the Index as measured by the VWAP Level (calculated as described herein) declines or does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee Amount, if applicable. The Securities may pay a quarterly coupon during their term. You will receive a cash payment at maturity or upon exercise by UBS of its call right, based on the performance of the Index less the Accrued Tracking Fee, as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Accrued Tracking Fee and the Redemption Fee amount. Payment at maturity or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)
Initial Trade Date:	March 31, 2010
Initial Settlement Date:	April 6, 2010
Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date or the UBS Call Right, each as described below.
Maturity Date:	April 2, 2040
Principal Amount:	$25.00 per Security
Coupon Amount:	For each Security you hold on the applicable Coupon Record Date you will receive on each Coupon Payment Date an amount in cash equal to the Coupon Amount, if any. As further described in “Specific Terms of the Securities — Coupon Payment” beginning on page S-39, the Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period, reduced by the Accrued Tracking Fee. The final Coupon Amount will be included in the Cash Settlement Amount.
Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, commencing on July 22, 2010, provided that the final Coupon Payment Date will be the Maturity Date.
Underlying Index:	The return on the Securities is linked to the performance of the Alerian MLP Infrastructure Index. The Alerian MLP Infrastructure Index provides an enhanced liquid subset of master limited partnerships that includes only midstream energy transportation and storage assets, and selects those companies that are infrastructure hard-asset focused. The Index provides diversified exposure specifically to infrastructure investment. For a detailed description of the Index, see “Alerian MLP Infrastructure Index” beginning on page S-27.
UBS Call Right:	On any Business Day on or after April 7, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Call Settlement Amount, which will be calculated as described herein and paid on the Call Settlement Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.
Payment at Maturity:	For each Security, unless earlier redeemed or called, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is less than zero, the payment at maturity will be zero.
Redemption Amount:	Subject to your compliance with the procedures described under “Specific Terms of the Securities — Weekly Early Redemption at the Option of the Holders,” upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the Redemption Measurement Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated October 13, 2010

Redemption Fee Amount:	0.125% of the Principal Amount of the Securities
Call Settlement Amount:	In the event UBS exercises its Call Right, you will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.”
Index Performance Ratio:	On any Index Business Day:
Final VWAP Level Initial VWAP Level
VWAP:	With respect to each Index constituent, as of any date of determination, the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent.
Initial VWAP Level:	487.420, which is the arithmetic mean of the VWAP Levels measured on the Initial Trade date, as determined by the VWAP Calculation Agent.
Final VWAP Level:	As determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period, or on any Redemption Measurement Date, as applicable.
VWAP Level:	On any Index Business Day, as calculated by the VWAP Calculation Agent, (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published share weighting of that Index constituent as of such date, divided by (2) the Index Divisor as of such date.
Security Calculation Agent:	UBS Securities LLC
VWAP Calculation Agent:	NYSE
Calculation Date:	March 23, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.
Listing:	The Securities have been approved for listing on NYSE Arca under the symbol “MLPI.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.
CUSIP Number:	902641646
ISIN Number:	US9026416464
Additional Key Terms:	See “Prospectus Supplement Summary — Additional Key Terms” on page S-3.

See “Risk Factors” beginning on page S-17 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Following the Initial Trade Date and from time to time, we may sell a portion of the Securities for a price of up to 101.5% of their current Issuance Amount, as calculated by UBS Securities LLC as of the date of such sale. UBS Securities LLC and UBS Financial Services Inc. will receive a commission of up to 1.5% of such Issuance Amount and we will receive net proceeds equal to 100% of such Issuance Amount. “Issuance Amount” means a value at a given date equal to (i) the Principal Amount multiplied by the Index Performance Ratio, assuming such date is the Redemption Measurement Date, less (ii) the Accrued Tracking Fee as of such date, assuming such date is the Redemption Measurement Date, plus (iii) assuming such date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such date. UBS Securities LLC or UBS Financial Services Inc. may receive up to 88.235% of the Quarterly Tracking Fee (as defined below in “Prospectus Supplement Summary — Additional Key Terms” on page S-3) for services in connection with those future distributions.

Please see “Supplemental Plan of Distribution” on page S-62 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*	This Amendment No. 4 to the prospectus supplement dated March 31, 2010 (as amended, the “prospectus supplement”) is being filed for the purpose of updating “Alerian MLP Infrastructure Index.” Otherwise, all terms of the Securities remain as stated in the prospectus supplement.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

The reopened Securities, together with the original Securities that we issued beginning on April 6, 2010, have identical terms and are part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006. In this prospectus supplement, the term “Securities” collectively refers to the reopened Securities we are initially offering on the date of this prospectus supplement and the original Securities we issued beginning on April 6, 2010, unless the context otherwise requires.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the Alerian MLP Infrastructure Index. The Alerian MLP Infrastructure Index provides an enhanced liquid subset of master limited partnerships that includes only midstream energy transportation and storage assets, and selects those companies that are infrastructure hard-asset focused. The Index provides diversified exposure specifically to infrastructure investment. The Index is a proprietary index. For a detailed description of the Index, see “Alerian MLP Infrastructure Index” beginning on page S-27.

We refer to the master limited partnerships (MLPs) included in the Alerian MLP Infrastructure Index as the “Index constituents.”

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final VWAP Level, will need to increase from the initial level of the Index, as measured by the Initial VWAP Level, by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level, as compared to the initial level of the Index, as measured by the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the level of the Index, as measured by the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

The “Principal Amount” of each Security is $25.00.

For each Security you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

The Index Performance Ratio will be calculated as follows:

Final VWAP Level

Inital VWAP Level

where the “Initial VWAP Level” is 487.420.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, or upon early redemption. You are not guaranteed any coupon payment.

The Securities are fully exposed to any decline in the level of the Index, as measured by the VWAP Level. You may lose some or all of your investment if the level of the Index, as measured by the VWAP Level, declines from the Initial Trade Date relative to the last Index Business Day in the Final Measurement Period or the Call Measurement Period, or on the applicable Redemption Valuation Date, as the case may be, or if the level of the Index, as measured by the VWAP Level does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee Amount, if applicable.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Settlement Amount at Maturity,” “—UBS’s Call Right” and “— Weekly Early Redemption at the Option of the Holders” beginning on page S-43.

Weekly Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, once a week prior to the Maturity Date commencing on April 14, 2010 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the Redemption Measurement Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero. You may lose some or all of your investment upon early redemption. Because the Accrued Tracking Fee and the Redemption Fee Amount (including any Adjusted Tracking Fee Shortfall) reduce your final payment, the level of the Index, as measured by the Final VWAP Level, will need to increase from the Initial VWAP Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level compared to the Initial VWAP Level, is insufficient to offset such a negative effect or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early redemption.

Redemption Valuation Date:  The last Business Day of each week, generally Friday. This day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation, each as described under “Specific Terms of the Securities — Weekly Early Redemption at the Option of

the Holders — Redemption Requirements,” are delivered. Any applicable Redemption Valuation Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Redemption Measurement Date:  The Index Business Day following the applicable Redemption Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Adjusted Coupon Payment:  With respect to any applicable Redemption Valuation Date or Call Valuation Date, as applicable, a coupon payment, if any, in an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Valuation Date or Call Valuation Date, as applicable, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date or Call Valuation Date.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a Redemption Notice to UBS by email no later than 12:00 noon (New York City time) on the Business Day immediately preceding the applicable Redemption Valuation Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See also “Description of the Debt Securities We May Offer —  Redemption and Payment” in the accompanying prospectus.

UBS’s Call Right

On any Business Day on or after April 7, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.” If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday. The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period.

Call Measurement Period:  The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Additional Key Terms

Quarterly Tracking Fee:	As of any date of determination, an amount per Security equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.
Accrued Tracking Fee:	(1) The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of
(a) the Quarterly Tracking Fee as of the first Coupon Valuation Date and

    (b)

a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date, and the denominator of which is 90.

(2)

The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Quarterly Tracking Fee calculated as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(3) The Accrued Tracking Fee with respect to the last Coupon Valuation Date is an amount equal to

    (a)

the product of (i) the Quarterly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus
(b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.
(4) The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to

    (a)

the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus

(b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.
(5) The Accrued Tracking Fee as of the Redemption Measurement Date is an amount equal to

    (a)

the product of (i) the Quarterly Tracking Fee calculated as of such Redemption Measurement Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Redemption Valuation Date to and including such Redemption Measurement Date, and the denominator of which is 90, plus

(b) the Adjusted Tracking Fee Shortfall, if any.
(6) The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

    (a)

a product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus

(b) the Adjusted Tracking Fee Shortfall, if any.

Adjusted Reference Distribution Amount:	As of any Redemption Valuation Date, or the Call Valuation Date, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Valuation Date, or the Call Valuation Date.
Adjusted Tracking Fee:	As of any Redemption Valuation Date, or the Call Valuation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Redemption Valuation Date or Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Valuation Date or Call Valuation Date, and the denominator of which is 90.
Adjusted Tracking Fee Shortfall:	To the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Valuation Date, or the Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Valuation Date or Call Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.
Reference Distribution Amount:	(i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.
Current Indicative Value:	As determined by the Security Calculation Agent as of any date of determination, an amount per Security, equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.
Final Measurement Period:	The five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Coupon Valuation Date:	The 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date will be June 30, 2010.
Index Divisor:	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “Alerian MLP Infrastructure Index — Index Equations.”
Index Calculation Agent:	Standard & Poor’s

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-17.

➢	You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the Index, as measured by the VWAP Level. Because the Accrued Tracking Fee reduces your final payment, the level of the Index, as measured by the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, or if the level of the Index, as measured by the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity or call, or upon early redemption.
➢	Market risk — The return on the Securities, which may be positive or negative, is linked to the return on the Index as measured by the Index Performance Ratio, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.
➢	Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
➢	Potential over-concentration in a particular industry — There is only one industry — energy — related to the MLPs included in the Index. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the energy industry.
➢	A trading market for the Securities may not develop — Although we have been approved for listing the Securities on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion.
➢	No Redemption Prior to April 14, 2010 — You may elect to redeem your Securities on or after April 14, 2010. Accordingly, your ability to liquidate the Securities may be limited prior to this date.
➢	Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement.
➢	Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Measurement Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
➢	UBS’s call right — UBS may elect to redeem all outstanding Securities at any time on or after April 7, 2011, as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-45. If UBS exercises its Call Right, the Call Settlement Amount may be less than the Principal Amount of your Securities.

The Securities may be a suitable investment for you if:

➢	You seek an investment with a return linked to the performance of the Index, which will provide exposure to energy infrastructure-oriented MLPs.
➢	You believe the level of the Index, as measured by the VWAP Level, will increase during the term of the Securities by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.
➢	You are willing to accept the risk that you may lose some or all of your investment.
➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after April 7, 2011.
➢	You are willing to receive a lower amount of distributions than you would if you owned interests in the Index constituents directly.
➢	You are willing to accept the risk of fluctuations in the energy industry, in general, and the risks inherent in a concentrated investment in energy infrastructure-oriented MLPs, in particular.
➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.
➢	You seek current income from your investment.
➢	You are not seeking an investment for which there will be an active secondary market.
➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You believe that the level of the Index, as measured by the VWAP Level, will decline during the term of the Securities or the level of the Index, as measured by the VWAP Level, will not increase by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.
➢	You are not willing to accept the risk that you may lose some or all of your investment.
➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after April 7, 2011.
➢	You are not willing to be exposed to the risk of fluctuations in the energy prices, in general, and the risks inherent in a concentrated investment in energy infrustructure-oriented MLPs, in particular.
➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.
➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.
➢	You seek an investment for which there will be an active secondary market.
➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The level of the Index is calculated by Standard and Poor’s and disseminated by the NYSE approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 4:00 a.m. to 4:15 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Exchange Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “AMZI”. Index levels can also be obtained from the official website of Alerian, www.alerian.com. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Redemption Valuation Date or Call Valuation Date, as the case may be.

Who calculates and publishes the VWAP Level?

The VWAP Level, which is calculated based on the information published by Standard and Poor’s as described in the paragraph above, is published and disseminated by the NYSE.

What are the tax consequences of the Securities?

The tax consequences of an investment in the Securities are unclear. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” at S-55. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long-term capital gain or loss if held for more than one year. Any gain on the sale or settlement of the Securities may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we and you will agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat Coupon Amounts as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes. We expect that Coupon Amounts paid to Non-U.S. Holders will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with the conduct of a trade or business in the United States. In addition, in December 2007, the U.S. Department of the Treasury (“Treasury”) and the U.S. Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice described above.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a“conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each quarterly Coupon Payment Date over a hypothetical period of five quarters. Each of the hypothetical Coupon Amounts set forth below is for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the Securities on any Coupon Payment Date. The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Quarter	Current Indicative Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Quarter
Quarter 1	25.15	0.4764	0.0534	0.0534	0.4230	0
Quarter 2	24.50	0.3256	0.0521	0.0521	0.2735	0
Quarter 3	25.75	0.0000	0.0547	0.0547	0.0000	0.0547
Quarter 4	25.00	0.0165	0.0531	0.1078	0.0000	0.0914
Quarter 5	26.05	0.5076	0.0554	0.1467	0.3609	0

*	Assuming that the total number of calendar days in each quarter is 90.

For additional information and key terms related to the Coupon Amount, please see “Specific Terms of the Securities — Coupon Payment.”

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included examples in which the VWAP Level increases at a constant rate of 1% per year through maturity (Example 1), as well as examples in which the VWAP Level decreases at a constant rate of 1% per year through maturity (Example 2). In addition, Example 3 shows the VWAP Level increasing by 1% per year for the first 15 years and then decreasing by 1% per year for the next 15 years, whereas Example 4 shows the reverse scenario of the VWAP Level decreasing by 1% per year for the first 15 years, and then increasing by 1% per year for the next 15 years. For ease of analysis and presentation, the following examples assume that the term of the Securities is 30 years, no Coupon Amount was paid during the term of the Securities, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or call and no Adjusted Coupon Amount will be paid upon call or early redemption. These examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Accrued Tracking Fee takes into account the performance of the Index, as measured by the VWAP Level, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the VWAP Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for year 30 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Assumptions:

Annual Tracking Fee	0.85% per annum
Principal Amount:	$25.00
Initial VWAP Level:	480.00

Year End	VWAP Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	484.80	$25.25	$0.2146	$0.2146	$25.04	$25.00
2	489.65	$25.50	$0.2168	$0.4314	$25.07	$25.04
3	494.54	$25.76	$0.2189	$0.6503	$25.11	$25.08
4	499.49	$26.02	$0.2211	$0.8715	$25.14	$25.11
5	504.48	$26.28	$0.2233	$1.0948	$25.18	$25.15
6	509.53	$26.54	$0.2256	$1.3204	$25.22	$25.19
7	514.62	$26.80	$0.2278	$1.5482	$25.26	$25.22
8	519.77	$27.07	$0.2301	$1.7783	$25.29	$25.26
9	524.97	$27.34	$0.2324	$2.0107	$25.33	$25.30
10	530.22	$27.62	$0.2347	$2.2455	$25.37	$25.34
11	535.52	$27.89	$0.2371	$2.4825	$25.41	$25.38
12	540.88	$28.17	$0.2395	$2.7220	$25.45	$25.42
13	546.28	$28.45	$0.2418	$2.9638	$25.49	$25.46
14	551.75	$28.74	$0.2443	$3.2081	$25.53	$25.50
15	557.27	$29.02	$0.2467	$3.4548	$25.57	$25.54
16	562.84	$29.31	$0.2492	$3.7040	$25.61	$25.58
17	568.47	$29.61	$0.2517	$3.9556	$25.65	$25.62
18	574.15	$29.90	$0.2542	$4.2098	$25.69	$25.66
19	579.89	$30.20	$0.2567	$4.4665	$25.74	$25.70
20	585.69	$30.50	$0.2593	$4.7258	$25.78	$25.75
21	591.55	$30.81	$0.2619	$4.9877	$25.82	$25.79
22	597.46	$31.12	$0.2645	$5.2522	$25.87	$25.83
23	603.44	$31.43	$0.2671	$5.5194	$25.91	$25.88
24	609.47	$31.74	$0.2698	$5.7892	$25.95	$25.92
25	615.57	$32.06	$0.2725	$6.0617	$26.00	$25.97
26	621.72	$32.38	$0.2752	$6.3369	$26.04	$26.01
27	627.94	$32.71	$0.2780	$6.6149	$26.09	$26.06
28	634.22	$33.03	$0.2808	$6.8957	$26.14	$26.10
29	640.56	$33.36	$0.2836	$7.1793	$26.18	$26.15
30	646.97	$33.70	$0.2864	$7.4657	$26.23	$26.20

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative VWAP Return	34.78%
Annual VWAP Return	1.00%
Annual Return on Securities	0.16%

Hypothetical Examples

Example 2

Assumptions:

Annual Tracking Fee	0.85% per annum
Principal Amount:	$25.00
Initial VWAP Level:	480.00

Year End	VWAP Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	475.20	$24.75	$0.2104	$0.2104	$24.54	$24.51
2	470.45	$24.50	$0.2083	$0.4186	$24.08	$24.05
3	465.74	$24.26	$0.2062	$0.6248	$23.63	$23.60
4	461.09	$24.01	$0.2041	$0.8290	$23.19	$23.16
5	456.48	$23.77	$0.2021	$1.0310	$22.74	$22.72
6	451.91	$23.54	$0.2001	$1.2311	$22.31	$22.28
7	447.39	$23.30	$0.1981	$1.4292	$21.87	$21.85
8	442.92	$23.07	$0.1961	$1.6253	$21.44	$21.42
9	438.49	$22.84	$0.1941	$1.8194	$21.02	$20.99
10	434.10	$22.61	$0.1922	$2.0116	$20.60	$20.57
11	429.76	$22.38	$0.1903	$2.2018	$20.18	$20.16
12	425.46	$22.16	$0.1884	$2.3902	$19.77	$19.74
13	421.21	$21.94	$0.1865	$2.5767	$19.36	$19.34
14	417.00	$21.72	$0.1846	$2.7613	$18.96	$18.93
15	412.83	$21.50	$0.1828	$2.9440	$18.56	$18.53
16	408.70	$21.29	$0.1809	$3.1250	$18.16	$18.14
17	404.61	$21.07	$0.1791	$3.3041	$17.77	$17.75
18	400.57	$20.86	$0.1773	$3.4814	$17.38	$17.36
19	396.56	$20.65	$0.1756	$3.6570	$17.00	$16.98
20	392.60	$20.45	$0.1738	$3.8308	$16.62	$16.60
21	388.67	$20.24	$0.1721	$4.0028	$16.24	$16.22
22	384.78	$20.04	$0.1703	$4.1732	$15.87	$15.85
23	380.93	$19.84	$0.1686	$4.3418	$15.50	$15.48
24	377.13	$19.64	$0.1670	$4.5088	$15.13	$15.11
25	373.35	$19.45	$0.1653	$4.6741	$14.77	$14.75
26	369.62	$19.25	$0.1636	$4.8377	$14.41	$14.40
27	365.92	$19.06	$0.1620	$4.9997	$14.06	$14.04
28	362.27	$18.87	$0.1604	$5.1601	$13.71	$13.69
29	358.64	$18.68	$0.1588	$5.3189	$13.36	$13.34
30	355.06	$18.49	$0.1572	$5.4761	$13.02	$13.00

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative VWAP Return	-26.03%
Annual VWAP Return	-1.00%
Annual Return on Securities	-2.16%

Hypothetical Examples

Example 3

Assumptions:

Annual Tracking Fee	0.85% per annum
Principal Amount:	$25.00
Initial VWAP Level:	480.00

Year End	VWAP Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	484.80	$25.25	$0.2146	$0.2146	$25.04	$25.00
2	489.65	$25.50	$0.2168	$0.4314	$25.07	$25.04
3	494.54	$25.76	$0.2189	$0.6503	$25.11	$25.08
4	499.49	$26.02	$0.2211	$0.8715	$25.14	$25.11
5	504.48	$26.28	$0.2233	$1.0948	$25.18	$25.15
6	509.53	$26.54	$0.2256	$1.3204	$25.22	$25.19
7	514.62	$26.80	$0.2278	$1.5482	$25.26	$25.22
8	519.77	$27.07	$0.2301	$1.7783	$25.29	$25.26
9	524.97	$27.34	$0.2324	$2.0107	$25.33	$25.30
10	530.22	$27.62	$0.2347	$2.2455	$25.37	$25.34
11	535.52	$27.89	$0.2371	$2.4825	$25.41	$25.38
12	540.88	$28.17	$0.2395	$2.7220	$25.45	$25.42
13	546.28	$28.45	$0.2418	$2.9638	$25.49	$25.46
14	551.75	$28.74	$0.2443	$3.2081	$25.53	$25.50
15	557.27	$29.02	$0.2467	$3.4548	$25.57	$25.54
16	551.69	$28.73	$0.2442	$3.6990	$25.03	$25.00
17	546.18	$28.45	$0.2418	$3.9408	$24.51	$24.48
18	540.71	$28.16	$0.2394	$4.1802	$23.98	$23.95
19	535.31	$27.88	$0.2370	$4.4172	$23.46	$23.43
20	529.95	$27.60	$0.2346	$4.6518	$22.95	$22.92
21	524.65	$27.33	$0.2323	$4.8841	$22.44	$22.41
22	519.41	$27.05	$0.2299	$5.1140	$21.94	$21.91
23	514.21	$26.78	$0.2276	$5.3417	$21.44	$21.41
24	509.07	$26.51	$0.2254	$5.5670	$20.95	$20.92
25	503.98	$26.25	$0.2231	$5.7902	$20.46	$20.43
26	498.94	$25.99	$0.2209	$6.0110	$19.98	$19.95
27	493.95	$25.73	$0.2187	$6.2297	$19.50	$19.47
28	489.01	$25.47	$0.2165	$6.4462	$19.02	$19.00
29	484.12	$25.21	$0.2143	$6.6605	$18.55	$18.53
30	479.28	$24.96	$0.2122	$6.8727	$18.09	$18.07

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative VWAP Return	-0.15%
Annual VWAP Return	-0.01%
Annual Return on Securities	-1.08%

Hypothetical Examples

Example 4

Assumptions:

Annual Tracking Fee	0.85% per annum
Principal Amount:	$25.00
Initial VWAP Level:	480.00

Year End	VWAP Level	Current Indicative Value	Annual Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/ Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Annual Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	475.20	$24.75	$0.2104	$0.2104	$24.54	$24.51
2	470.45	$24.50	$0.2083	$0.4186	$24.08	$24.05
3	465.74	$24.26	$0.2062	$0.6248	$23.63	$23.60
4	461.09	$24.01	$0.2041	$0.8290	$23.19	$23.16
5	456.48	$23.77	$0.2021	$1.0310	$22.74	$22.72
6	451.91	$23.54	$0.2001	$1.2311	$22.31	$22.28
7	447.39	$23.30	$0.1981	$1.4292	$21.87	$21.85
8	442.92	$23.07	$0.1961	$1.6253	$21.44	$21.42
9	438.49	$22.84	$0.1941	$1.8194	$21.02	$20.99
10	434.10	$22.61	$0.1922	$2.0116	$20.60	$20.57
11	429.76	$22.38	$0.1903	$2.2018	$20.18	$20.16
12	425.46	$22.16	$0.1884	$2.3902	$19.77	$19.74
13	421.21	$21.94	$0.1865	$2.5767	$19.36	$19.34
14	417.00	$21.72	$0.1846	$2.7613	$18.96	$18.93
15	412.83	$21.50	$0.1828	$2.9440	$18.56	$18.53
16	416.96	$21.72	$0.1846	$3.1286	$18.59	$18.56
17	421.13	$21.93	$0.1864	$3.3150	$18.62	$18.60
18	425.34	$22.15	$0.1883	$3.5033	$18.65	$18.63
19	429.59	$22.37	$0.1902	$3.6935	$18.68	$18.66
20	433.89	$22.60	$0.1921	$3.8856	$18.71	$18.69
21	438.23	$22.82	$0.1940	$4.0796	$18.74	$18.72
22	442.61	$23.05	$0.1959	$4.2756	$18.78	$18.75
23	447.03	$23.28	$0.1979	$4.4735	$18.81	$18.79
24	451.50	$23.52	$0.1999	$4.6734	$18.84	$18.82
25	456.02	$23.75	$0.2019	$4.8752	$18.88	$18.85
26	460.58	$23.99	$0.2039	$5.0791	$18.91	$18.89
27	465.18	$24.23	$0.2059	$5.2851	$18.94	$18.92
28	469.84	$24.47	$0.2080	$5.4931	$18.98	$18.95
29	474.54	$24.72	$0.2101	$5.7032	$19.01	$18.99
30	479.28	$24.96	$0.2122	$5.9153	$19.05	$19.02

*	Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the Annual Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the Annual Tracking Fee for that year plus the Tracking Fee Shortfall as of the previous year (i.e., the sum of the Annual Tracking Fees for all previous years).

Cumulative VWAP Return	-0.15%
Annual VWAP Return	-0.01%
Annual Return on Securities	-0.91%

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities, a Stub Reference Distribution Amount at maturity or call, or an Adjusted Coupon Amount upon call or early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities, any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or any Adjusted Coupon Amount you may be entitled to receive upon call or early redemption. If any Coupon Amounts were paid during the term of the Securities, any Stub Reference Distribution Amount was paid upon maturity or call, or any Adjusted Coupon Amount were payable upon call or early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been offset in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Call Settlement Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the VWAP Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Final VWAP Level, the Accrued Tracking Fee and any Redemption Fee Amount and whether any Coupon Amount was paid during the term of the Securities, any Stub Reference Distribution Amount is payable at maturity or call or any Adjusted Coupon Amount is payable upon call or early redemption. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index, as measured by the VWAP Level, on any Index Business Day, the Final VWAP Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the VWAP Level, which is intended to track performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the energy market to which the MLPs that constitute the Index are tied and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index constituent MLPs or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities.

Your payment at maturity or call, or upon early redemption, is linked to the performance of the VWAP Level, as compared to the Initial VWAP Level. Although the VWAP Level is intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or call, or upon early redemption of your Securities, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. Because the VWAP Level will not necessarily correlate with the closing levels or intraday indicative values of the Index, the payment at maturity or call, or upon redemption, will not be the same as investing in a debt security with a payment at maturity or call, or upon redemption, linked to the performance of the Index as measured using closing levels or intraday indicative values. In particular, the official Index closing level may vary significantly, on a cumulative basis over the term of the Securities, from the VWAP Level. Please see “Alerian MLP Infrastructure Index” below for information relating to the historical performance of the Index. However, historical performance is not necessarily indicative of future performance.

In addition, the intraday indicative value of the Securities calculated and published by the NYSE will be based on the intraday indicative values of the Index instead of the VWAP Levels of the Index. Because the intraday indicative value of the Securities may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or call, or upon early redemption of your Securities, may be significantly different than the payment you would receive if such payment is determined by reference to the intraday indicative value of the Securities.

You are not guaranteed a coupon payment.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount, calculated as of the Redemption Valuation Date or Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee and Redemption Fee Amount, calculated as of the Redemption Valuation Date, or the Adjusted Tracking Fee calculated as of the Call

Risk Factors

Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Accrued Tracking Fee as of the Redemption Measurement Date or the last Index Business Day in the Call Measurement Period.

The Final VWAP Level may be less than the VWAP Level on the Maturity Date, Redemption Date or Call Settlement Date, or at other times during the term of the Securities.

The VWAP Level on the Maturity Date, a Redemption Date or Call Settlement Date, or at other times during the term of the Securities, including dates near the Final Measurement Period, the Redemption Measurement Date or Call Measurement Period, as applicable, could be higher than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable. This difference could be particularly large if there is a significant increase in the VWAP Level after the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, if there is a significant decrease in the VWAP Level around the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or if there is significant volatility in the VWAP Levels during the term of the Securities.

Even if the Final VWAP Level is greater than the Initial VWAP Level, you may receive less than the Principal Amount of your notes due to the Accrued Tracking Fee and/or the Redemption Fee Amount.

If any distributions that a Reference Holder would be entitled to receive from the Index constituents are not sufficient to cover the Quarterly Tracking Fee (equivalent to 0.85% per annum multiplied by the applicable Current Indicative Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or call, or upon early redemption. In addition, if you redeem your Securities prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the applicable Cash Settlement Amount. If the Final VWAP Level, as compared to the Initial VWAP Level, decreases or even if the Final VWAP Level, as compared to the Initial VWAP Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee and/or any applicable Redemption Fee Amount, you will receive less than the Principal Amount of your investment at maturity or call, or upon early redemption of your Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Business Day prior to the applicable Redemption Valuation Date (generally Thursday). If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Weekly Early Redemption at the Option of the Holders” on page S-43 for more information.

Risk Factors

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Business Day immediately preceding the applicable Redemption Valuation Date (generally Thursday) and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Valuation Date is the Index Business Day following the date on which such notice and confirmation are received by us (generally Friday). You will not know the Redemption Amount until after the Redemption Measurement Date, which is the Index Business Day following the Redemption Valuation Date (generally Monday), and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Measurement Date (generally Thursday). As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

Owning the Securities is not the same as owning interests in the Index constituents or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index constituents or a security directly linked to the performance of the Index measured using any method other than average VWAP Levels, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Accrued Tracking Fee and any Redemption Fee Amount. Furthermore, if the level of the Index or the VWAP Level increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline.

You have no partnership interests in any of the MLPs underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a MLP that is an Index constituent. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Security Calculation Agent will determine your payment at maturity (if they are not subject to a call or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level or VWAP Level of the Index);
➢	the market prices of the Index constituents;
➢	the dividend or distribution rate paid by the Index constituents;
➢	the time remaining to the maturity of the Securities;

Risk Factors

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;
➢	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets generally; and
➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Standard & Poor’s may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

The Securities have been approved for listing, subject to official notice of issuance, on the NYSE Arca. Standard & Poor’s, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. If S&P discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

The Index Sponsor and S&P may adjust the Index in a way that affects the VWAP Level, and neither the Index Sponsor nor S&P has any obligation to consider your interests.

Standard & Poor’s is responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the equity securities underlying the Index constituents or make other methodological changes that could change the VWAP Level. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. Neither the Index Sponsor nor S&P has any obligation to consider your interests in calculating or revising the Index. See “Alerian MLP Infrastructure Index.”

We refer to Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., as “Standard & Poor’s” or “S&P.”

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive affect on the market value of the Securities.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the

Risk Factors

market value, if any, of the Securities prior to maturity or call, or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities following the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Business Day on or after April 7, 2011, through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Redemption Amount.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Initial VWAP Level or the Final VWAP Level are not available because of a market disruption event or for any other reason, the VWAP Calculation Agent — which will initially be the NYSE — will make a good faith estimate in its sole discretion of the Final VWAP Level that would have prevailed in the absence of the market disruption event. If the VWAP Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Final VWAP Level is required to be determined, the VWAP Calculation Agent will instead make a good faith estimate in its sole discretion of the Final VWAP Level by reference to a group of master limited partnerships that each earn the majority of their EBITDA from transportation and storage of energy commodities, or indices, and a computation methodology that the VWAP Calculation Agent determines will as closely as reasonably possible replicate the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on March 20, 2008, and therefore has a limited history. S&P has calculated the returns that hypothetically might have been generated had the Index been created in the past, but those calculations are subject to many limitations. Unlike historical performance, such calculations do not reflect actual trading, liquidity constraints, fees, and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data, assumptions or estimates might result in materially different hypothetical performance.

Pro forma and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past pro forma performance

Risk Factors

of the Index. The performance of the Index constituent MLPs will determine the VWAP Level on any given Redemption Date, the Maturity Date, Call Settlement Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the VWAP Level will rise or fall.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-54, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index constituents and/or the level or VWAP Level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index constituents and the level or VWAP Level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to measure the composite performance of energy infrastructure-oriented MLPs that earn the majority of their EBITDA from

Risk Factors

transportation and storage of energy commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “Alerian MLP Infrastructure Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, redemption or call will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-48 and “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could have an adverse impact on the market value of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an MLP included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an MLP. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of the MLPs, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or VWAP Level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index constituent MLP may also be removed from the Index, as described under “Alerian MLP Infrastructure Index — Index Rebalancings.”

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific

Risk Factors

Terms of the Securities — Security Calculation Agent” on page S-47. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on a day during the Call Measurement Period or the Final Measurement Period, or on the Redemption Measurement Date. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Final VWAP Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs during the applicable measurement period.

The determination of the Final VWAP Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date. If such a postponement occurs, then the Security Calculation Agent will instead use the VWAP Level of the Index on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Measurement Period, Call Measurement Period or Redemption Measurement Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the Final Measurement Period, Call Measurement Period, or Redemption Measurement Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the Final Measurement Period or the Call Measurement Period, or will be the Redemption Measurement Date. If a market disruption event is occurring on the last possible day in the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, then the VWAP Calculation Agent will make a good faith estimate in its sole discretion of the VWAP Level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

The Index constituents are concentrated in the energy industry.

As of the date of this prospectus supplement, most of the Index constituents represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry, including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the MLPs in the energy industry are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;
➢	changes in tax or other laws affecting master limited partnerships generally;
➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;
➢	changes in the relative prices of competing energy products;
➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

Risk Factors

➢	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;
➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;
➢	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and
➢	general economic and geopolitical conditions in the United States and worldwide

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index constituents to decline during the term of the Securities.

Energy MLP market risks may affect the trading value of the Securities and the amount you will receive at maturity.

We expect that the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index constituents and certain other factors. The financial condition of the Index constituents may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the Securities. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index constituents change. Investor perceptions of the Index constituents are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index and the VWAP Level are expected to fluctuate until the Maturity Date.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the VWAP Level may be adjusted in the event that the VWAP Calculation Agent determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituent MLPs. Any such Index calculation disruption events may have an adverse impact on the level of the Index or VWAP or the manner in which each is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Business Day on or after April 7, 2011, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than eighteen calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns.

Significant aspects of the tax treatment of the Securities are uncertain.

There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain, as to both the time and character of any inclusion in income in respect of your Securities. We do not intend to request a ruling from the IRS regarding the Securities. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Securities described in “Certain U.S. Federal Income Tax

Risk Factors

Consequences” below. If the IRS were successful in asserting an alternative characterization for the Securities, or in asserting that the Securities constituted “constructive ownership transactions” as described below, the timing and character of income on the Securities could differ materially from our description herein. Because of this uncertainty, we urge you to consult your tax adviser as to the tax consequences of your investment in the Securities. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” on page S-56 and consult your own tax adviser regarding your particular circumstances.

Alerian MLP Infrastructure Index

We have derived all information contained in this prospectus supplement regarding the Alerian MLP Infrastructure Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by GKD Index Partners, LLC (“Alerian” or the “Index Sponsor”), an affiliate of SteelPath Capital, and S&P. We make no representation or warranty as to the accuracy or completeness of such information. The Alerian MLP Infrastructure Index is calculated, maintained and published by S&P in consultation with the Index Sponsor. Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, Alerian MLP Infrastructure Index.

The Alerian MLP Infrastructure Index (the “Index”) is a price-only index calculated on a real-time basis beginning when the first traded price of any of the Index constituents is received by S&P. Prices are delivered to the New York Stock Exchange (“NYSE”) every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZI.”

The Securities are linked to the performance, measured by reference to its VWAP Level, of the Alerian MLP Infrastructure Index. The Alerian MLP Infrastructure Index (ticker symbol “AMZI”) is separate and distinct from the Alerian MLP Index and the Alerian MLP Select Index.

Introduction

The Index provides an enhanced liquid subset of master limited partnerships that includes only midstream energy transportation and storage assets, and selects those companies that are infrastructure hard-asset focused. The Index provides diversified exposure specifically to infrastructure investment. The Index, whose constituents each earn the majority of their EBITDA from transportation and storage of energy commodities, provides investors with an unbiased benchmark for the infrastructure component of this emerging asset class. The Index is calculated by Standard & Poor’s using a capped, float-adjusted, capitalization-weighted methodology. The Index is disseminated real-time on a price-return basis through ticker AMZI. Relevant data points such as dividend yield are also published daily. Index values, constituents, total market capitalization, and announcements regarding constituent changes can be found at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

Documents Used to Calculate the Index

The following documents are used to calculate the units outstanding and investable weight factors of the constituents of the Index (AMZI):

➢	Press releases via PR Newswire, Business Wire, Market Wire, Globe Newswire, and constituent websites
➢	Annual reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-K)
➢	Quarterly reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-Q)
➢	Certain registration statements pursuant to Rules 415 and 462 under the Securities Act of 1933 (S-1, S-3)
➢	Prospectuses and prospectus supplements pursuant to Rules 424(b)
➢	Proxy statements pursuant to Section 14(a) of the Securities Exchange Act of 1934 (DEF 14A)
➢	Current reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (8-K)
➢	Schedules (13D, 13G) under the Securities Exchange Act of 1934

Alerian MLP Infrastructure Index

The following documents are not used in the aforementioned calculations:

➢	Forms (4) pursuant to Section 16(a) of the Securities Exchange Act of 1934
➢	Certain registration statements under the Securities Act of 1933 (S-8)

Units Outstanding

All of a constituent’s units outstanding are included except general partner (“GP”) units and tradable, noncommon units. The following is a list of examples of the latter:

Constituent Common Units:	Tradable, Non-Common Units
Enbridge Energy Partners LP (NYSE: EEP)	Enbridge Energy Management LLC (NYSE: EEQ) (EEQ and KMR are both examples of tradable institutional units (“i-units”).)
Kinder Morgan Energy Partners LP (NYSE: KMP)	Kinder Morgan Management LLC (NYSE: KMR) (EEQ and KMR are both examples of tradable institutional units (“i-units”).)
Natural Resource Partners LP (NYSE: NRP)	Natural Resource Partners LP (NYSE: NSP) (NSP and SGH are both examples of tradable subordinated units. Both of these securities are no longer tradable.)
Star Gas Partners LP (NYSE: SGU)	Star Gas Partners LP (NYSE: SGH) (NSP and SGH are both examples of tradable subordinated units. Both of these securities are no longer tradable.)

The following is a non-exhaustive list of units included in the calculation of units outstanding.

➢	Common units
➢	Subordinated units
➢	Special class units

This number generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a constituent’s units outstanding. (The word “reflected” here means for intermediate calculation purposes only. Changes to units outstanding and Investable Weight Factors (as defined below), as it relates to calculating the Index, only occur on rebalancing dates.)

Qualifying Transaction	Reflected in Units Outstanding
Public secondary equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report

Alerian MLP Infrastructure Index

Investable Weight Factors

A constituent’s investable weight factor (“IWF”) has three components.

➢	Numerator
➢	Units outstanding
➢	GP adjustment

The numerator is equal to the number of tradable units and is calculated as follows.

Units outstanding minus non-common units minus locked up common units minus insider-owned common units

Locked up common units: PIPE investors are usually subject to lock-up periods. If a lock-up period is specified, common units issued in a PIPE transaction are considered to be locked up until the later of (a) the expiration date of the lock-up period or (b) the effectiveness date of the accompanying SEC registration statement. If the lock-up period is less than 180 days, and the registration statement has not been declared effective by the SEC by the 180th day, the units are still considered to be freely tradable on the 181st day pursuant to SEC Rule 144.

Insider-owned common units: For the purposes of this calculation, insider-owned common units are those which are included in Item 12 (“Security Ownership of Certain Beneficial Owners and Management) of a constituent’s latest annual report or proxy statement. This number is frequently expressed as, or is similar to, “All directors and named executive officers as a group”, plus GP-owned common units. Though insiders file Forms (4) to indicate changes to their ownership position between annual reports and proxy statements, they are not factored into the calculation. Schedules (13) and other documents (e.g. press releases, 8-Ks, and prospectus supplements) indicating changes to ownership by a GP entity are factored into the calculation immediately.

The GP adjustment is calculated as follows.

100% – GP percentage

For constituents with a non-economic GP or no GP at all, the GP percentage is 0%. For traditional MLPs, the GP percentage typically starts at 2%, and either (a) stays constant if the GP makes coincident contributions with the constituent’s equity offerings or (b) falls if the GP chooses not to do so. When the specific number of GP units is available, it is used to calculate the GP percentage. The GP’s contribution decision related to a specific equity offering is frequently found in at least one of the following documents: (a) the prospectus supplement accompanying the equity offering, (b) the current report accompanying the equity offering, and (c) the quarterly or annual report immediately following the closing of the equity offering.

The IWF is then calculated as follows.

Numerator * GP adjustment/Units outstanding

Constituent Criteria

A company or partnership must meet the following criteria in order to be eligible for addition to the Index. (A constituent is removed on the immediately upcoming quarterly rebalancing date if it fails to meet all of these criteria.)

➢	Trade on the New York Stock Exchange, NYSE Amex Equities or NASDAQ.
➢	Be a publicly traded partnership or limited liability company (“LLC”) exempt from corporate taxation. (Publicly traded partnerships are exempt from corporate taxation if at least 90% of their gross income comes from qualifying sources as stipulated in U.S. Code 26, § 7704(d)(1).)

Alerian MLP Infrastructure Index

➢	Earn at least 50% of its cash flow from the transportation, storage, and processing of energy commodities. (Among current energy MLPs, this definition is meant to exclude those partnerships and LLCs in the production, retail marketing, royalty, and shipping businesses.)
➢	Represent the primary limited partner interests of a partnership or LLC that is an operating company. (This definition is meant to exclude, among others, the following types of securities: GPs, i-units, subordinated units, closed-end funds, exchanged-traded funds, income trusts, investment vehicles and royalty trusts.)
➢	Have four consecutive quarters of distributions equal to or greater than the partnership’s minimum quarterly distribution (“MQD”). (A partnership fails to meet this criterion if it pre-announces a distribution cut below its MQD after declaring its distribution for the preceding quarter but before the upcoming major or special rebalancing date. However, a partnership that cuts its distribution due to publicly ongoing merger or buyout discussions will not be removed from the Index on that basis alone. If the discussions dissolve and the partnership fails to reinstate a distribution that is at least equal to its MQD by the following quarter, it will then be removed. Partnerships that have been public for less than four full calendar quarters are exempt from this criterion.)
➢	Have a median daily trading volume for each of the trailing six full months of at least 25,000 units.

In addition, preference is given to partnerships meeting the following criteria, in order:

➢	Close above $5 on each trading day during the last full month
➢	Have a median daily trading volume for each of the trailing six full months of at least 50,000 units
➢	Have an unadjusted market capitalization of at least $500 million
➢	Have an IWF of at least 25%

If there are not 25 MLPs meeting both the mandatory and preferential criteria, all remaining Partnerships are screened on market capitalization, adjusted market capitalization (“AMC”), and median liquidity rank (“MLR”). (MLR is a means of ranking a partnership’s relative liquidity profile. Partnerships meeting the mandatory criteria but failing at least one of the preferential criteria are ranked in each of the trailing six full months according to their median daily trading volume. The median of those six rankings is taken for each partnership, and the partnerships are ranked again according to this score.) All else equal, preference is generally given to the following (in order).

➢	MLPs that have a rank that is equal to or better than the number of spots remaining in the Index in all three categories
➢	MLPs that have a rank that is equal to or better than the number of spots remaining in the Index in only market capitalization and AMC, but have seen an recent uptick in liquidity due to an increase in float. (This increase may be the result of a public secondary offering, conversion of non-common units to common units, expiration of the lockup period on some of a partnership’s common units, and/or other liquidity event.)
➢	MLPs that are already in the Index. (Turnover in Index membership will be avoided when possible.)
➢	MLPs that have never cut their distribution

These criteria are reviewed regularly to ensure consistency with industry trends. Any material changes will be announced on www.alerian.com.

Alerian MLP Infrastructure Index

Index Equations

The Index is calculated according to the following equations.

➢	[Initial Divisor] = [Index Market Capitalization on 29 December 1995] / 100
➢	[Index Value] = [Index Market Capitalization] / Divisor
➢	[Post-Rebalance Divisor] = [Post-Rebalance Index Market Capitalization] / [Pre-Rebalance Index Value]

After market close on each rebalancing date, the constituents are weighted and ranked by float-adjusted market capitalization. If the weight of the largest constituent exceeds 9.49%, that constituent is assigned a weight of 9.49% and its excess weight is proportionately distributed to the 24 smaller constituents remaining. After this distribution, if the weight of the second largest constituent exceeds 9.49%, that MLP is assigned a weight of 9.49% and its excess weight is proportionately distributed to the remaining 23 smaller constituents remaining.

After this distribution, if the weight of the third largest constituent exceeds 6.99%, that constituent is assigned a weight of 6.99% and its excess weight is proportionately distributed to the 22 smaller constituents remaining. This process is repeated for the fourth, fifth, and sixth largest constituents, with excess weights proportionately distributed to the 21, 20, and 19 smaller constituents remaining, respectively.

After these distributions, if the weight of the seventh largest constituent exceeds 4.74%, that constituent is assigned a weight of 4.74% and its excess weight is proportionately distributed to the 18 smaller constituents remaining. This process is repeated until none of the 18 smaller constituents remaining have a weight that exceeds 4.74%.

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major U.S. exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. The prices, units outstanding, and IWFs of all eligible companies and partnerships as of 16:00 EST on the Friday immediately preceding a quarterly rebalancing date are used to determine if constituent changes will take place. After market close on the quarterly rebalancing date, each constituent in the Index is assigned a weight according to the cap system described above.

Special rebalancings are triggered by corporate actions and take place after market close on the last trading day for an existing constituent. Corporate actions include, but are not limited to, the following:

➢	Mergers of two constituents
➢	Delistings
➢	Bankruptcies

(Constituents that are halted from trading may remain in the Index at Alerian’s discretion until trading resumes.)

On special rebalancing dates, only new and triggering constituents will be updated to reflect the latest information available. (A triggering constituent is defined as a surviving constituent of the corporate action that triggered the special rebalancing, e.g., the acquirer in a merger of two constituents.) No other constituent units outstanding or IWFs will be affected.

Alerian MLP Infrastructure Index

Treatment of Distributions

The Index is a price-return index that does not account for distributions.

Base Date

The base date for the Index is December 29, 1995, with a base value of 100.

Announcements

Constituent changes on quarterly rebalancing dates will be announced at 9:00 a.m. Eastern Standard Time on the Wednesday immediately preceding the rebalancing. Constituent changes on special rebalancing dates will be announced as soon as is practical. (Practical excludes the possibility of an announcement prior to unitholder approval, as stated in a partnership’s press release or delisting notice.) Announcements can be found on the Index Sponsor’s website, www.alerian.com.

Holiday Schedule

The Index is calculated when U.S. equity markets are open.

Index Governance

An independent advisory board of auditors, MLP executives, institutional fund managers, legal partners, and other senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is comprised of a minimum of five members and a maximum of 13 members, all of whom must be independent. The President and CEO of Alerian present to the board on a quarterly basis at a minimum, prior to the third Friday of each March, June, September, and December. Any material modification to index methodology or interim constituent change, such as that caused by merger and acquisition activity, will result in special meetings of the board. Alerian believes that information regarding methodology modifications and constituent changes is material and can have an impact on the market. Consequently, all board discussions are confidential. A board book is distributed in advance of each meeting so that committee members have the ability to review proposed index changes, if any, and the supporting market statistics, analytics, and index rules and regulations prior to the meeting.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities.

Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index and AMZI, are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners, LLC d/b/a Alerian.

All disclosures contained in this prospectus supplement regarding the Index, including its make-up, method of calculation and changes in its constituents, are derived from publicly available information prepared by the Index Sponsor in consultation with Alerian. None of us, our affiliates or the trustee assumes any responsibility for the accuracy or completeness of such information.

Discontinuation of the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their share weighting, and/or the Index Divisor are available to the VWAP

Alerian MLP Infrastructure Index

Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the constituents underlying such successor index on the Primary Exchanges and each such constituent’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index or does not make the Index constituents, their unit weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the VWAP Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Infrastructure Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the VWAP Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the VWAP Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the VWAP Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the VWAP Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The VWAP Calculation Agent will accordingly calculate the Final VWAP Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon redemption, if applicable, or the Call Settlement Amount that we will pay you on the Call Settlement Date, if applicable, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such

Alerian MLP Infrastructure Index

modification, then the VWAP Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Historical and Pro Forma Performance

Any historical and pro forma upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or pro forma Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the pro forma and historical performance of the Index from December 31, 1998 through October 11, 2010.

The tables below are based on the price return and total return of the Index, not VWAP levels.

Pro Forma and Historical Results for the
period December 31, 1998 through October 11, 2010

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
1998	145.96		185.96
1999	124.65	-14.60%	173.97	-6.45%
2000	164.79	32.20%	259.63	49.24%
2001	234.90	42.54%	400.25	54.17%
2002	213.61	-9.07%	391.98	-2.07%
2003	304.39	42.50%	599.76	53.01%
2004	351.35	15.43%	739.99	23.38%
2005	360.94	2.73%	805.80	8.89%
2006	455.80	26.28%	1087.17	34.92%
2007	478.87	5.06%	1210.00	11.30%
2008	272.04	-43.19%	743.57	-38.55%
2009	458.65	68.60%	1375.94	85.04%
(through 10/11/2010)	556.56	21.35%	1757.91	27.76%

Alerian MLP Infrastructure Index

PRO FORMA OR PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the pro forma and historical performance of the total return of the Index from December 29, 1995 through October 11, 2010 in comparison with the total returns of the Alerian MLP Index, the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM. Actual historical data is limited to the period from March 20, 2008 through October 11, 2010.

	Index*	Alerian MLP Index	S&P 500® Index	S&P 500® Utilities Index	Dow Jones- UBS Commodity IndexSM
Total Return	1657.91%	870.68%	146.26%	134.25%	124.36%
Annualized Return	21.38%	16.61%	6.28%	5.92%	5.61%

Pro forma and historical results for the period from December 29, 1995 through October 11, 2010.

*The data for the Index for the period prior to its inception on March 20, 2008 is pro forma and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of October 11, 2010 and is furnished as a matter of information only. Pro forma and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from pro forma and historical performance, either positively or negatively.

The graph below illustrates the pro forma and historical performance of the Index from December 29, 1995 to October 11, 2010.

The graph below is based on the total returns of the Index, the Alerian MLP Index, the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM, not VWAP levels.

Valuation of the Index and the Securities

The VWAP Level, which is used to calculate the payment on the Securities at maturity or upon redemption, is calculated by the VWAP Calculation Agent, which is the NYSE. The calculation of the VWAP Level is different from the calculation of the closing level of the Index and the intraday indicative value of the Securities. Please see “Risk Factors — The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities” for more information.

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “AMZI”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index. In addition, the intraday indicative value of the Index does not necessarily track the VWAP Level used to determine your payment at maturity or call, or upon early redemption. Consequently, the return on the Securities will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by closing levels or intraday indicative values.

S&P is not affiliated with UBS and does not approve, endorse, review or recommend the Index or the Securities. The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deems reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. S&P makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Security Values

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published to Bloomberg (based in part on information provided by S&P) or a successor via the facilities on the Consolidated Tape Association under the symbol “MLPIIV”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to (i) Principal Amount multiplied by the Index Performance Ratio calculated using the levels of the Index instead of VWAP Levels as of such time, less (ii) the Accrued Tracking Fee as of such time and date assuming such time and date is the Redemption Measurement Date, plus (iii) assuming

Valuation of the Index and the Securities

such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by S&P will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or call, or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The reopened Securities, together with the original Securities that we issued beginning on April 6, 2010, have identical terms and are part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.”

If you exercise your right to have us redeem your Securities, for each Security you will receive a cash payment on the Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the Redemption Measurement Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

For each Security you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

Specific Terms of the Securities

Subject to your compliance with the procedures described under “— Weekly Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities, provided that you request that we redeem a minimum of 50,000 Securities. The “Redemption Valuation Date” will be the first Index Business Day following the date that the Redemption Notice and Redemption constituents (each as defined below) are delivered. The Securities will be repurchased and the holders will receive payment for their Securities on the third Business Day following the Redemption Measurement Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the scheduled Redemption Valuation Date with respect to any of the Index Components, the Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date will be July 22, 2010.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 30th of March, June, September and December of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date will be June 30, 2010.

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Specific Terms of the Securities

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Initial VWAP Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.2125% (equivalent to 0.85% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Accrued Tracking Fee” is:

(1)	with respect to the first Coupon Valuation Date, an amount equal to the product of
(a)	the Quarterly Tracking Fee as of the first Coupon Valuation Date and
(b)	a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date, and the denominator of which is 90;
(2)	with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and
(3)	with respect to the last Coupon Valuation Date, an amount equal to
(a)	the product of
(i)	the Quarterly Tracking Fee as of such Coupon Valuation Date and
(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus
(b)	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Specific Terms of the Securities

Cash Settlement Amount at Maturity

The “Maturity Date” is April 2, 2040, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.”

The “Principal Amount” of each Security is $25.00.

The “VWAP” with respect to each Index constituent, as of any date of determination, is the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index constituent, please see “— Market Disruption Event.”

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the final level of the Index, as measured by the Final VWAP Level, will need to increase from the level of the Index on the Initial Trade Date, as measured by the Initial VWAP Level in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the final level of the Index, as measured by the Final VWAP Level, from the level of the Index on the Initial Trade Date, as measured by the Initial VWAP Level is insufficient to offset the negative effect of the Accrued Tracking Fee, or if the final level of the Index, as measured by the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

Final VWAP Level

Initial VWAP Level

The “Initial VWAP Level” is 487.420, as determined by the VWAP Calculation Agent.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, will be the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period or on any applicable Redemption Measurement Date, as applicable.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

Specific Terms of the Securities

The “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published share weighting of that Index constituent as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index constituents;

VWAPi,t is the VWAP of Index constituent i as of Index Business Day t;

Wi, t is the published share weighting of Index constituent i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “Alerian MLP Infrastructure Index —  Index Equations” herein.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

The “Calculation Date” means March 23, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, the primary exchange or market of trading such Index constituent or such constituent underlying a Successor Index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined

Specific Terms of the Securities

by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a Successor Index.

Weekly Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities each week no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the applicable Redemption Valuation Date (generally Thursday), provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the last Business Day of each week (generally Friday) that is also the first Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date will be April 14, 2010. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)	the product of
(i)	the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date, plus
(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Valuation Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus
(c)	the Adjusted Coupon Amount, if any, minus
(d)	the Accrued Tracking Fee as of the Redemption Measurement Date, minus
(e)	the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. Because the Accrued Tracking Fee and Redemption Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal

Specific Terms of the Securities

amount represented by the Accrued Tracking Fee and the Redemption Fee Amount, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early redemption.

The Accrued Tracking Fee as of the Redemption Measurement Date is an amount equal to

(a)	the product of
(i)	the Quarterly Tracking Fee calculated as of the Redemption Measurement Date, and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Redemption Valuation Date to and including the Redemption Measurement Date, and the denominator of which is 90, plus

(b)	the Adjusted Tracking Fee Shortfall, if any.

The “Adjusted Coupon Amount,” with respect to any Redemption Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Valuation Date, and the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of the Accrued Tracking Fee as of the applicable Redemption Measurement Date.

The “Adjusted Reference Distribution Amount,” as of any Redemption Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Valuation Date.

The “Adjusted Tracking Fee,” as of any Redemption Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Redemption Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Redemption Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS’s Call Right.”

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

Specific Terms of the Securities

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢	deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) each week on the Business Day immediately preceding the applicable Redemption Valuation Date (generally Thursday). If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;
➢	deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and
➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Business Day that we may specify on or after April 7, 2011 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)	the product of
(i)	the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus
(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus
(c)	the Adjusted Coupon Amount, if any, minus

Specific Terms of the Securities

(d)	the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus
(e)	the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. Because the Accrued Tracking Fee reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon a call.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the product of
(i)	the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period, and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus

(b)	the Adjusted Tracking Fee Shortfall (as defined below), if any.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined in the preceding paragraph), calculated as of such Call Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

Specific Terms of the Securities

The “Adjusted Tracking Fee,” as of the Call Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Weekly Early Redemption at the Option of the Holders.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The NYSE will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and

Specific Terms of the Securities

Final VWAP Level are to be determined during the term of the Securities. The VWAP Calculation Agent will determine the Initial VWAP Level. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time without your consent and without notifying you.

All calculations with respect to the VWAP of any Index constituent, any VWAP Level, the Initial VWAP Level and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).

Market Disruption Event

To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Measurement Date, the VWAP and published share weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Measurement Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the VWAP Levels on June 8, 2011, June 9, 2011, June 11, 2011, June 11, 2011 and June 12, 2011 and there is a Market Disruption Event for an Index constituent on June 8, 2011, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the VWAP for such disrupted Index constituent on June 9, 2011 will be used more than once to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the VWAP for such disrupted Index constituent on June 9, 2011, June 9, 2011, June 11, 2011, June 11, 2011 and June 12, 2011.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the VWAP Level on June 8, 2011 and there is a Market Disruption Event for an Index constituent on June 8, 2011, then the VWAP for such disrupted Index constituent on June 9, 2011 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, with respect to any Index constituent occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and share weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting

Specific Terms of the Securities

of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)	the occurrence or existence of a condition specified below:
(i)	any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;
(ii)	any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or
(iii)	any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or
(b)	the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)	a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and
(b)	for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

Specific Terms of the Securities

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it

Specific Terms of the Securities

would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or
➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their share weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Specific Terms of the Securities

If S&P discontinues publication of the Index or does not make the Index constituents, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Infrastructure Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Specific Terms of the Securities

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Weekly Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituents,
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index constituents,
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or MLPs, or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-17 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Securities. This summary applies to you if you are an initial holder of Securities purchasing the Securities at their issue price for cash and if you hold the Securities as capital assets within the meaning of Section 1221 of the Code.

This summary does not address all aspects of the U.S. federal income and estate taxation of the Securities that may be relevant to you in light of your particular circumstances or if you are a holder of Securities who is subject to special treatment under the U.S. federal income tax laws, such as:

➢	one of certain financial institutions;
➢	a “regulated investment company” as defined in Code Section 851;
➢	a “real estate investment trust” as defined in Code Section 856;
➢	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
➢	a dealer in securities;
➢	a person holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the Securities;
➢	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
➢	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
➢	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the Securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Securities

The tax consequences of an investment in the Securities are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Securities, and we do not intend to request a ruling from the IRS regarding the Securities.

Subject to limitations described herein and based on certain factual representations received from us, in the opinion of our special tax counsel Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules below, generate long-term capital gain or loss if held for more than one year. We and you will agree to treat the Securities for U.S. federal income tax purposes as “open transactions.” While other characterizations of the Securities could be asserted by the IRS, as discussed below, the following discussion assumes that the Securities are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, and, except where otherwise indicated, the following discussion so assumes.

Certain U.S. Federal Income Tax Consequences

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

➢	a citizen or resident of the United States;
➢	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
➢	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment of the Securities

Tax Treatment of Coupon Amounts.  Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat any Coupon Amounts with respect to the Securities as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes and, except where otherwise indicated, the following discussion so assumes.

Sale, Exchange or Redemption of the Securities.  Upon a sale or exchange of a Security (including early repurchase or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the Security, which should equal the amount you paid to acquire the Security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules of Code Section 1260, this gain or loss should be long-term capital gain or loss if you have held the Security for more than one year at that time. The deductibility of capital losses, however, is subject to limitations. It is uncertain whether the proceeds of a sale or exchange prior to maturity include any amount attributable to accrued but unpaid Coupon Amounts, or whether this amount should be treated as described above. You should consult your tax adviser regarding the treatment of accrued but unpaid Coupon Amounts upon the sale or exchange of the Securities prior to maturity.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more rebalancing dates. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the Security exceeds your tax basis therein. Any deemed exchange gain should be capital gain. You should consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings.

Potential Application of the Constructive Ownership Rules.  The IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Code Section 1260, in which case your tax consequences of selling or settling a Security would be significantly and adversely affected. Code Section 1260 generally applies if an investor enters into a “constructive ownership transaction” with respect to a “pass-thru” entity. If a Security is treated as a “constructive ownership transaction,” any gain recognized in respect of a Security that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Security’s term. If a Security is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the “net underlying long-term capital gain” should be determined under Code Section 1260 in the case of an instrument, like the Securities, the underlying index with respect to which is rebalanced periodically. One

Certain U.S. Federal Income Tax Consequences

reasonable possibility is that long-term capital gain realized on a sale or exchange of a Security (including early repurchase or redemption at maturity) could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish by clear and convincing evidence would have been realized if you had invested directly in the Index constituents on the Initial Settlement Date and rebalanced your portfolio as and when the Index rebalanced.

Notwithstanding the foregoing, if the Securities are treated as “constructive ownership transactions,” it is nonetheless possible that the impact of the application of those rules might be relatively small, assuming that the Index constituents comply with their stated distribution policies, that current coupons on the Securities are treated as ordinary income consistent with the position being taken herein, and that the turnover of the Index constituents upon rebalancing of the Index is relatively small. In this event, we think it would be fairly unlikely that you would recognize amounts of long-term capital gain significantly in excess of the “net underlying long-term capital gain” that you would have recognized if you had invested directly in the Index constituents on the Initial Settlement Date and rebalanced your portfolio as and when the Index rebalanced. However, for a number of reasons, including among others because we have no control over the events described above, and because the constructive ownership rules would, assuming they applied, require you to prove by clear and convincing evidence that your long-term capital gain does not in fact exceed the long-term capital gain that you would have recognized if you had invested directly in the Index constituents, there can be no assurance that some or all of the long-term capital gain that you recognize on a sale or exchange of the Securities (including early repurchase or redemption at maturity) will not be subject to recharacterization under Code Section 1260. You should consult your tax adviser regarding the potential application of the constructive ownership rules.

Recent Legislation

Medicare Tax on Net Investment Income.  Beginning in 2013, U.S. Holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. Holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets.  Under recently enacted legislation, U.S. Holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns for taxable years beginning after March 18, 2010, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities and because we are not requesting a ruling from the IRS with respect to the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Securities described above. If the IRS were successful in asserting an alternative characterization or treatment of the Securities, the timing and character of income on the Securities could differ materially and adversely from our description herein. For example, the IRS might treat the Securities as debt instruments issued by us, in which event the taxation of the Securities would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the

Certain U.S. Federal Income Tax Consequences

Securities from issue to maturity (including the last possible date that the Securities could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on your Securities at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Securities, subject to certain adjustments, with the result that your taxable income in any year could differ significantly from (and could be significantly higher than) the Coupon Amount (if any) you receive in that year. In addition, any gain recognized at expiration or upon a sale or exchange of the Securities (including early repurchase or redemption at maturity) would generally be treated as ordinary income, and if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other alternative U.S. federal income tax characterizations of the Securities might also require you to include amounts in income during the term of your Securities (for example, under Code Section 1256) and/or might treat all or a portion of the gain or loss on the sale or exchange of your Securities (including early repurchase or redemption at maturity) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the Securities. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

➢	a nonresident alien individual;
➢	a foreign corporation; or
➢	a nonresident alien fiduciary of a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a Security (including early repurchase or redemption at maturity).

We expect that Coupon Amounts paid to you will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your Securities, including also any gain from the sale or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S.

Certain U.S. Federal Income Tax Consequences

federal income tax returns, in each case in the same manner as if you were a U.S. holder. In particular, if you own or are treated as owning more than 5% of the Securities, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your Securities would be deemed to be “effectively connected income,” with the consequences described above. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Backup Withholding and Information Reporting

You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the

Benefit Plan Investor Considerations

PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

Following the Initial Trade Date and from time to time, we may sell a portion of the Securities for a price of up to 101.5% of their current Issuance Amount, as calculated by UBS Securities LLC as of the date of such sale. UBS Securities LLC and UBS Financial Services Inc. will receive a commission of up to 1.5% of such Issuance Amount and we will receive net proceeds equal to 100% of such Issuance Amount. “Issuance Amount” means a value at a given date equal to (i) the Principal Amount multiplied by the Index Performance Ratio, assuming such date is the Redemption Measurement Date, less (ii) the Accrued Tracking Fee as of such date, assuming such date is the Redemption Measurement Date, plus (iii) assuming such date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such date.

We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-54, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay up to 88.235% of the Quarterly Tracking Fee to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a“conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902641646

[BODY OF EMAIL]

Name of broker: [  ]

Name of beneficial holder: [  ]

Number of Securities to be redeemed: [  ]

Applicable Redemption Valuation Date: [  ], 20[  ]*

Broker Contact Name: [  ]

Broker Telephone #: [  ]

Broker DTC # (and any relevant sub-account): [  ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Business Day prior to the applicable Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Selected Risk Considerations — You will not know the Redemption Amount at the time you elect to request that we repurchase your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date and through the Index Business Day subsequent to the Redemption Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[    ] Medium-Term Notes, Series A, Exchange Traded Access Securities due April 2, 2040, CUSIP No. 902641646, redeemable for a cash amount based on Alerian MLP Infrastructure Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:
DTC # (and any relevant sub-account):
Contact Name:

Telephone:
Fax:
E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

UBS AG Exchange Traded Access Securities (E-TRACS) Linked to the Alerian MLP Infrastructure Index due
April 2, 2040

UBS AG $200,000,000 E-TRACS

Amendment No. 4 dated October 13, 2010* to
Prospectus Supplement dated March 31, 2010
(To Prospectus dated January 13, 2009)

UBS Investment Bank